EXHIBIT 23





                              Accountants' Consent


  The Board of Directors
  Colonial Commercial Corp.:

  We consent to incorporation by reference in the registration statement (No. 333-37025) on Form S-8 of Colonial Commercial Corp. of our report dated March 27, 2000, relating to the consolidated balance sheets of Colonial Commercial Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 annual report on Form 10-KSB of Colonial Commercial Corp.







  Melville, New York
  March 29, 2000